SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                    FORM 15

         Certification and Notice of Termination of Registration under
            Section 12(g) of the Securities Exchange Act of 1934 or
             Suspension of Duty to File Reports Under Sections 13
               and 15(d) of the Securities Exchange Act of 1934.

                       Commission File Number: 333-51771
                                               ---------

             Credit Suisse First Boston Mortgage Securities Corp.
          ----------------------------------------------------------
            (Exact name of registrant as specified in its charter)

                             Eleven Madison Avenue
                           New York, New York 10010
                                (212) 325-2000
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              (Address, including zip code, and telephone number,
                     including area code, of registrant's
                         principal executive offices)

                      Credit Suisse First Boston Mortgage
        Securities Corp. Commercial Mortgage Pass-Through Certificates,
              Series 1998-C2, Class A-1, A-2, A-X, B, C, D and E
         ------------------------------------------------------------
           (Title of each class of securities covered by this Form)

                                     None
          -----------------------------------------------------------
          (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:
     Rule 12g-4(a)(1)(i)   [  ]           Rule 12h-3(b)(1)(ii)  [  ]
     Rule 12g-4(a)(1)(ii)  [  ]           Rule 12h-3(b)(2)(i)   [  ]
     Rule 12g-4(a)(2)(i)   [  ]           Rule 12h-3(b)(2)(ii)  [  ]
     Rule 12g-4(a)(2)(ii)  [  ]           Rule 15d-6            [X]
     Rule 12h-3(b)(1)(i)   [  ]

Approximate number of holders of record as of the certification or notice date:
                                 Class A-1: 6
                                 Class A-2: 36
                                 Class A-X: 1
                                 Class B: 2
                                 Class C: 3
                                 Class D: 2
                                 Class E: 1


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     Pursuant to the  requirements  of the  Securities  Exchange  Act of 1934,
Credit  Suisse  First  Boston  Mortgage   Securities  Corp.  has  caused  this
certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:  January 22, 1999                   BY:  /s/ Allan J. Baum
       ---------------------                   -------------------------------
                                               Allan J. Baum
                                               Vice President